Exhibit 10.31

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is entered into as of August 15, 2008, by and among Noble Environmental Power, LLC, a Delaware limited liability company (“Noble”) and Christopher Lowe (the “Executive”).

The parties agree as follows:

1.                                       Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                  “Board” shall mean the Board of Directors of Noble or similar governing body of Noble.

(b)                                 “Cause” shall mean any of the following: (1) the failure by the Executive to substantially perform his duties as an employee of Noble, which failure is not remedied by the Executive within thirty (30) days after receiving written notice from the Board specifying such failure; (2) the engagement by Executive in misconduct in the performance of his duties as an employee of Noble, which misconduct is materially injurious to Noble or any of the Noble Companies; (3) the admission by the Executive to, the conviction of the Executive for, the entrance into a plea of guilty or nolo contendere by the Executive to, or the indictment of the Executive for, any felony or crime involving moral turpitude; (4) any act of fraud or dishonesty by the Executive in connection with the performance of his duties as an employee of Noble or in the course of his  employment with Noble, which act is materially injurious to Noble or any of the Noble Companies; (5) any use by the Executive of narcotics, alcohol or illicit drugs in a manner that has, or may reasonably be expected to have, a detrimental effect on the Executive performing his duties as an employee of Noble or on the reputation of Noble or any of the Noble Companies; or (6) a material violation by the Executive of any policy sponsored by Noble or the Noble Companies, which violation results in injury to Noble or any of the Noble Companies.

(c)                                  “Change in Control” shall mean:  (1) the consummation of the sale, transfer, conveyance or other disposition (including any merger, reorganization or consolidation) in one or a series of related transactions of the voting equity securities of Noble or a similar transaction (or transactions) (other than an initial public offering of equity securities of Noble through a registration statement filed with the Securities and Exchange Commission) such that immediately following such transaction (or transactions) any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than Noble, a Noble Company, or an affiliate of Noble, or any employee benefit plan sponsored by Noble, a Noble Company, or an affiliate of Noble) beneficially owns more than fifty percent (50%) of the total voting equity securities of Noble outstanding immediately after such transaction; (2) the sale or transfer of all or substantially all of the assets of Noble to another entity which is not a Noble Company or otherwise an affiliate of Noble; or (3) the consummation of a merger or consolidation of Noble with any other entity that is not a Noble Company or otherwise an affiliate of Noble, other than a merger or consolidation which would result in the voting securities of Noble outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power of the voting securities of Noble or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(d)                                 “Employment Agreement” shall mean that certain Employment Agreement, dated as of August 15, 2008, by and between Noble and the Executive.

(e)                                  “Good Reason” shall mean (i) a material breach by any of the Noble Companies of the terms of this Agreement, the Employment Agreement, the Fifth Amended and Restated LLC Agreement (as defined below), those certain subscription agreements dated August 15, 2008, by and between Noble and Executive, the Amended and Restated Members’ Agreement (as defined below) or any other equity or compensation written agreement between Noble Companies and Executive, including, but not limited to, the failure of Noble to make any material payment or provide any material benefit specified under the Employment Agreement, (ii) any material adverse change in the nature or scope of the Executive’s authority, duties or responsibilities, (iii) the failure of Noble to continue the Executive in the position of Executive Vice President and Chief Financial Officer, (iv) any reduction in the Executive’s Salary (other than a proportional reduction as part of a generalized reduction in the base salaries of senior management of Noble not to exceed 5% of Salary then currently in effect), (v) the failure of Noble and Noble Services, Inc. to require their respective liabilities under the Employment Agreement to be assumed by their respective successors, (vi) an amendment or change to the Fifth Amended and Restated LLC Agreement, without the Executive’s written consent, that has a material and adverse impact on the Executive’s rights or equity value under such agreement other than an amendment or change that applies equally to common unit holders of Noble, or (vii) the relocation of the site of the Executive’s principal place of employment by a distance in excess of fifty (50) miles.

Notwithstanding anything in the foregoing to the contrary, Executive may terminate his  employment for Good Reason only if:  (i) the Executive provides written notice to Noble specifying the event(s) purported to constitute Good Reason in reasonable detail, within sixty (60) days following the occurrence of such event(s) (the “Notice”); (ii) the Notice specifies a date for the Executive’s termination of employment that is at least thirty (30) days after the Executive provides the Notice to Noble; and (iii) Noble has not remedied the event(s) alleged to constitute Good Reason by the Executive within such thirty (30) day period.

(f)                                    “Noble Company” shall mean any entity that is directly or indirectly controlled by, in control of, or under common control with, Noble.

2.                                       Effectiveness of Agreement; Term.

(a)                                  The term of this Agreement shall commence on the date that Noble completes a Qualified IPO, and shall end on the first anniversary of a Change in Control.  For purposes of this Section 2, a “Qualified IPO” shall have the meaning ascribed to such term in the Fifth Amended and Restated Limited Liability Company Operating Agreement, dated as of August 15, 2008 of Noble Environmental Power, LLC, as amended from time to time (the “Fifth Amended and Restated LLC Agreement”).

(b)                                 Notwithstanding anything in this Agreement to the contrary, the Board shall have the authority to amend or terminate this Agreement, provided that such amendment or termination shall not become effective until one year after the Board provides Executive with written notice of such amendment or termination.  For the avoidance of doubt, such amendment or termination shall not apply to any Change in Control occurring during the one-year period prior to the effectiveness of such amendment or termination.

3.                                       Severance Benefits.

(a)                                  In the event Noble terminates the Executive without Cause, or the Executive terminates his employment for Good Reason, during the period commencing as of the Change in Control and ending twelve (12) months following such Change in Control, and subject to Executive executing within thirty (30) days following such termination of employment, and not subsequently revoking, a general release of all claims arising under the Employment Agreement or otherwise related to Executive’s employment by Noble, which release shall be in a form to be provided by Noble, and subject to Executive abiding in all material respects by his  obligations under this Agreement, Noble will provide Executive with the following payments:

(i)                                     A cash amount equal to twelve (12) months of Salary (as defined in the Employment Agreement) as of the date of Executive’s termination of employment, less taxes and withholdings, which amount shall be paid in accordance with the normal payroll practices of Noble over the twelve (12) month period following the date of Executive’s termination of employment (the “Salary Continuation”).

(ii)                                  Reimbursement (or direct payment to the carrier) for twelve (12) months following the Executive’s termination of employment (the “Continuation Period”), for a portion of the premium costs incurred by Executive (and his spouse and dependents, where applicable) to obtain COBRA coverage pursuant to one of the group health plans sponsored by Noble (or a Noble Company), which reimbursement (or direct payment) shall equal the premium costs incurred by Noble (or a Noble Company, if applicable), for the Continuation Period, on behalf of a similarly-situated employee, to obtain coverage under the same group health plan sponsored by Noble (or a Noble Company, if applicable) (the “Health Care Continuation”).

Notwithstanding anything in the foregoing to the contrary, (X) Executive shall be entitled to receive the Health Care Continuation only if Executive is participating in a group health plan sponsored by Noble (or a Noble Company) as of the date on which Executive incurs a termination of employment, and (Y) the Executive shall be responsible, during the Continuation Period, for premium costs for COBRA coverage in excess of the Health Care Continuation, and the Executive shall be responsible, after the Continuation Period, for all premium costs for COBRA coverage, if the Executive continues to elect such COBRA coverage.

4.                                       Timing of Payments; Early Termination of Obligations.

(a)                                  Notwithstanding the foregoing:  (1) any portion of the Salary Continuation or the Health Care Continuation which would otherwise have been paid to the Executive or reimbursed before the first normal payroll payment date falling on or after the fortieth (40th) day following the date of Executive’s termination of employment (the “First Payment Date”) shall be made on the First Payment Date; (2) the Executive shall not be entitled to any Salary Continuation unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h); and (3) each payment of Salary Continuation is intended to constitute a separate payment from each other payment of Salary Continuation for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)                                 Notwithstanding the foregoing, if the Executive accepts an offer of employment at any time during the Continuation Period, which acceptance would not be in violation of the obligations of the Executive under this Agreement, Noble shall no longer be obligated to pay the Health Care Continuation, should the Executive become eligible to participate in any other group health plan as a result of his  acceptance of such offer of employment.  For the purposes of this Section 4(b), the Executive shall notify Noble of his acceptance of an offer of employment, and the terms and conditions of such offer, on the day of such acceptance.  If the Executive does not so notify Noble, then Noble may recover from the Executive any Health Care Continuation paid after the date that the Executive accepted such an offer of employment.  For the avoidance of doubt, if the Executive would violate his obligations under this Agreement by accepting such an offer of employment, or by performing any services pursuant to such an acceptance, then Noble will no longer be subject to any obligation to pay the Salary Continuation or the Health Care Continuation.

5.                                       Other Terminations.  The parties agree that Executive will not be entitled to any severance payments (including the Salary Continuation and the Health Care Continuation) if, during the period commencing as of the Change in Control and ending twelve (12) months following a Change in Control: (A) Noble terminates his employment for Cause; (B) he  resigns without Good Reason; or (C) he  dies or terminates due to Disability (as defined in the Employment Agreement).

6.                                       Exclusive Remedy.  The parties agree that, except as set forth in Section 3, or in the Employment Agreement, or as determined by the terms of any employee benefit plan in which the Executive was participating as of his termination of employment, or in the Fifth Amended and Restated LLC Agreement, or the Amended and Restated Members’ Agreement, dated as of December 21, 2007, among Noble Environmental Power, LLC and other parties thereto, as amended from time to time, or as otherwise required by law, Executive will not be entitled to receive any compensation or benefits after termination of his employment with Noble.

7.                                       Best Pay Provision.  Notwithstanding the other provisions of this Agreement, in the event that the amount of payments payable to the Executive under this Agreement, together with any payments or benefits payable under any other plan, program, arrangement or agreement maintained by (or on behalf of) Noble, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), the payments under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local, or other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.  If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement or other plans, programs, arrangements or agreements maintained by (or on behalf of) Noble), it is determined that payments under this Agreement have been reduced by more than the minimum amount required to prevent any such payments from constituting an “excess parachute payment,” then an additional payment shall be promptly made to the Executive in an amount equal to the additional amount that can be paid without causing any payment to constitute an “excess parachute payment.”  All determinations required to be made under this Section 7, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determination, shall be made by a “Big Four” accounting firm selected by Noble.  All determinations made by the “Big Four” accounting firm under this Section 7 shall be final and binding upon Noble and the Executive.

8.                                       Confidential or Proprietary Information.

(a)                                  Except in connection with the faithful performance of Executive’s duties as an employee of Noble or pursuant to Section 8(c) or 8(d), Executive agrees that he  will not, at any time during his employment with Noble or thereafter, directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his  benefit, or for the benefit of any person, firm, corporation or other entity, any Confidential or Proprietary Information of or relating to Noble or the Noble

Companies, nor shall he  deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential or Proprietary Information.  For purposes of this Agreement, “Confidential or Proprietary Information” includes, without limitation: all trade secrets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by Noble or the Noble Companies, whether in tangible or intangible form, information with respect to Noble’s or the Noble Companies’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment.  The parties hereby stipulate and agree that as between them the foregoing matters are important and material Confidential or Proprietary Information, which affect the successful conduct of the businesses of Noble and the Noble Companies (and any successor or assignee of Noble).

(b)                                 Upon termination of Executive’s employment with Noble, whether at the instance of Executive or Noble and for whatever reason, Executive will promptly deliver to Noble all correspondence, records, drawings, manuals, letters, notes, notebooks, computers, cell phones, reports, programs, data, audio or videotapes (or other information contained on any digital information medium), plans, proposals, financial documents, or any other documents or materials containing Confidential or Proprietary Information, information otherwise owned by Noble or the Noble Companies, or containing information concerning the customers, business plans, marketing strategies, products or processes of Noble or the Noble Companies.  Executive shall also return any materials or information received in connection with his employment from clients, prospects or vendors of Noble or the Noble Companies.

(c)                                  Executive may respond to a lawful and valid subpoena or other legal process; provided, however, that Executive shall give Noble the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to Noble and its counsel the documents and other information sought.  Executive shall assist such counsel at Noble’s expense in resisting or otherwise responding to such subpoena or process.

(d)                                 Nothing in this Agreement shall prohibit Executive from:  (1) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 8(c) above); (2) disclosing information that has been or is hereafter made public through no act or omission of the Executive in violation of this Agreement or any other confidentiality obligation or duty owed to Noble or the Noble Companies and through no act or omission of any other person which, to the knowledge of the Executive, has any legally binding confidentiality obligation or duty to Noble or the Noble Companies; (3) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice; (4) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer; or (5) retaining, at any time, his  personal correspondence, personal rolodex and documents related to his own personal benefits, entitlements and obligations.

(e)                                  The Executive agrees that the terms of this Agreement constitute Confidential and Proprietary Information, and agrees, subject to Section 8(c) and 8(d), to not disclose the terms of this Agreement to any third party, except as provided in Section 8(d) and except as provided in a proceeding under Section 13(j) hereof to enforce the terms of this Agreement.

9.                                       Inventions.  All rights to discoveries, inventions, documents, improvements and innovations (including all data and records pertaining thereto) related to the business of Noble, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent, improve, modify or originate during Executive’s employment, either alone or with others and whether or not during working hours or by the use of the facilities of Noble or the Noble Companies (“Inventions”), shall be the exclusive property of Noble and the Noble Companies.  Executive shall promptly disclose all Inventions to Noble, shall execute at the request of Noble any assignments or other documents Noble may deem reasonably necessary to protect or perfect its rights therein or the rights of any Noble Company therein, and shall assist Noble, upon reasonable request and at Noble’s expense, in obtaining, defending and enforcing Noble’s rights therein and/or the rights of any Noble Company therein.  Executive hereby appoints Noble as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by Noble to protect or perfect its rights or the rights of any Noble Company to any Inventions.

10.                                 Non-Competition and Non-Solicitation.

(a)                                  While Executive is employed by Noble, and for a period of twelve (12) months following Executive’s termination of employment for whatever reason, Executive shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor in an area of business in which Competitor directly competes or seeks to directly compete with Noble or the Noble Companies; provided, however, that Executive shall be permitted to acquire a passive stock or equity interest in a publicly traded Competitor provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such Competitor.  Nothing herein shall prevent Executive from engaging in any activity with, or holding any financial interest in, a non-competitive affiliate of an entity engaged in a business that competes with Noble, provided, that none of Executive’s activities or financial interests in respect of such non-competitive affiliate would cause Executive to otherwise breach his obligations under Sections 8, 9, 10 or 11 of this Agreement in respect of the entity engaged in a business that competes with

Noble, including, without limitation, by undertaking any direct or indirect communication, or participating in other activities, relating to or for the benefit of the entity that is engaged in a business that competes with Noble.

For purposes of this Agreement, “Competitor” means any business, company or individual which is in the business, or is actively seeking to be in the business, of developing, constructing, managing, owning or operating wind energy projects in: (i) Connecticut; (ii) Maine; (iii) Michigan; (iv) New Hampshire; (v) New York; (vi) Texas; (vii) Vermont; (viii) Wyoming; or (ix) any other state in the United States in which Noble operates, or has been developing, wind energy projects within the twelve (12) months preceding Executive’s termination.

(b)                                 While the Executive is employed by Noble, and for a period of twelve (12) months following Executive’s termination of employment for whatever reason,  Executive shall not directly or indirectly, individually or on behalf of any other person or entity:  (1) divert or attempt to divert from Noble any business with any customer, partner or other person with which Noble had any business contact or association while Executive was employed by Noble;  (2)  induce or attempt to induce any customer, partner or other person with which Noble had any business contact or association to reduce or refrain from doing business with Noble or the Noble Companies;  (3) induce or attempt to induce, or cause, other than by means of any general solicitation by advertisement or otherwise, any employee or consultant of Noble to terminate his or her employment or relationship with Noble; or (4) recruit or hire, other than by means of any general solicitation by advertisement or otherwise, any person who was an employee or individual consultant of Noble after his or her employment or relationship with Noble has terminated.

11.                                 Non-Disparagement.  The Executive agrees, while he  is employed by Noble and thereafter, to refrain from disparaging Noble and the Noble Companies, including any of their services, technologies or practices, or any of their directors, officers, agents, employees, former employees, representatives or stockholders, either orally or in writing; provided, however, that nothing in the foregoing shall preclude the Executive from making truthful statements that are required by applicable law, regulation or legal process.  Noble agrees, while Executive is employed by Noble and thereafter, to refrain from disparaging the Executive; provided, however, that Noble’s agreement to this non-disparagement clause shall be limited to official statements issued by Noble as an organization and statements of officers of Noble and members of the Board; provided, further, that nothing in the foregoing shall preclude Noble, its officers or members of the Board from making truthful statements that are required by applicable law, regulation or legal process.

12.                                 Injunctive Relief.  Executive acknowledges that a breach of the covenants contained in Sections 8 through 11 will cause irreparable damage to Noble and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 8 through 11, in addition to any other remedy which may be available at law or in equity, Noble will be entitled to specific performance and injunctive relief.

13.                                 General Provisions.

(a)                                  Interaction with Employment Agreement.  Nothing in this Agreement is intended to, or should be construed as, contradicting, superseding or modifying the Employment Agreement, except that this Agreement, to the extent that it is in effect, and not the Employment Agreement, shall govern if the Executive incurs a termination of employment during the period commencing as of the Change in Control and ending twelve (12) months following such Change in Control.  For the avoidance of doubt, if Executive receives any severance payments (including the Salary Continuation and the Health Care Continuation) pursuant to this Agreement, Executive shall not be entitled to receive any severance payments under the Employment Agreement.

(b)                                 Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (1) delivered personally, (2) delivered by certified or registered mail, postage prepaid, return receipt requested, or (3) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to Noble:

Noble Environmental Power, LLC
8 Railroad Avenue, Suite 8
Essex, Connecticut 06426
Attention: Walter Q. Howard

WITH A COPY TO:
General Counsel

If to Executive:

Christopher Lowe

666 Greenwich Street

New York, NY 10014

(c)                                  Successors and Binding Agreement.

(i)            This Agreement shall be binding upon and inure to the benefit of Noble and any successor of or to Noble, including, without limitation, any purchaser of all or substantially all of the assets of Noble.

(ii)           Noble will require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Noble would have been required to perform it if no such succession had taken place.

(iii)          For purposes of this Agreement, “Noble” shall mean both Noble, as defined in the Recitals, and any successor of or to Noble.

(iv)          This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.  Executive agrees that his  obligations under this Agreement are personal in nature and, without the consent of Noble, he  may not assign, transfer, or delegate this Agreement or any rights or obligations hereunder, provided, that upon Executive’s death, Executive may assign his rights hereunder to Executive’s estate or heirs.

(d)                                 Complete and Final Agreement.  Executive agrees that this Agreement and the Employment Agreement reflect the complete agreement between Noble and Executive, and that there are no written or oral understandings, promises or agreements related to this Agreement except those contained herein.  This Agreement and the Employment Agreement constitute the complete and final agreement by and between the parties, and supersede any and all prior and contemporaneous negotiations, representations, understandings, and agreements between the parties relating to the matters herein.  The parties further intend that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement and the Employment Agreement.

(e)                                  Construction / Counsel.  This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning, with no presumption that any language shall be construed against any party.  Paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.  Executive acknowledges that he has had adequate opportunity to consult with legal or other counsel of his choosing prior to execution of this Agreement.

(f)                                    Governing Law.  Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of Connecticut, without regard to conflict of law principles.

(g)                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.  Further, the parties agree that any invalid, illegal or unenforceable provision or restriction shall be deemed modified so that it shall be enforced to the greatest extent permissible under law.  To the extent that any court of competent jurisdiction determines any provision or restriction herein to be overly broad, or unenforceable, such court is hereby empowered and authorized to limit such provisions or restrictions so that it is enforceable for the longest duration of time, within the largest geographical area and with the broadest scope, as permitted by law.

(h)                                 Survival of Provisions.  Notwithstanding any other provision of this Agreement, the parties’ post-termination obligations and the parties’ other respective rights, including, without limitation, the provisions of Sections 8 through 11 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

(i)                                     Waiver.  No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Executive and Noble.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(j)                                     Mediation and Arbitration.  Any dispute that may arise between Noble and Executive in reference to this Agreement, or the interpretation, application or construction thereof, and any matter, without limitation, arising out of Executive’s employment with Noble, shall be submitted to mediation using a mediator or mediators and procedures that are mutually acceptable to Executive and Noble.  If mediation is not successful, the dispute shall be submitted to arbitration, conducted before an arbitrator in Middlesex County, Connecticut in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that Noble shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 8 through 11 of the Agreement, and Executive hereby consents that such restraining order or injunction may be granted without requiring Noble to post a bond.  Only individuals who are on the AAA register of arbitrators may be selected as an arbitrator.  Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator(s) shall be valid, binding, final and non-appealable; provided however, that the parties agree that the arbitrator shall not be empowered to award punitive damages against any party.  If for any reason this mediation and arbitration clause becomes not applicable, then each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to a trial by jury as to any issue relating hereto in any action, proceeding, or counterclaim arising out of or relating to this Agreement or any other matter involving the parties hereto.

(k)                                  Section 409A.

(i)                                     Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with Noble, Executive is a “specified employee” as defined in Section 409A of the Code, as determined by Noble in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Noble will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s termination of employment with Noble (or the earliest date permitted under Section 409A of the Code), whereupon Noble will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Agreement.

(ii)                                  Additionally, in the event that following the date hereof, Noble or the Executive reasonably determines that any payments or benefits payable under this Agreement may be subject to Section 409A of the Code, Noble and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (A) exempt the payments and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (B) comply with the requirements of Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Noble Environmental Power, LLC

/s/ Walter Q. Howard
		Name:	Walter Q. Howard
		Position:	President and CEO

Witnessed:	/s/ Bonnie Datt	/s/ Christopher Lowe
Name:	Bonnie Datt	Christopher Lowe